ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of January 29, 2008, by and between NW TECH CAPITAL, a Nevada Corporation and a publicly traded OTCBB company ("NWTT"), and Manual Vallejos, Cheryl Vallejos and Daniel Vallejos (collectively referred to as the "Shareholders"), who collectively own one hundred percent (100%) of the issued and outstanding stock of TELEDIGIT, INC., a corporation organized under the laws of the state of Oregon (the "Company")

Tax Consequences. No party to this agreement makes any representation or warranty as to the tax consequences of the transfers contemplated hereby. Each party agrees to obtain and be guided by his own tax advisor.

1. Closing. Both parties shall endeavor to complete the transaction no later than July 31, 2008.

    A. The Closing is subject to the completion of a successful audit by an approved PACOB certified public auditor of the Teledigit books for 2006 & 2007.

    B. The Company shall provide an unaudited Stub Income Statement and Balance sheet for period ending June 30, 2008.

2. The Acquisition. On the terms and subject to the conditions set forth in this Agreement, the Company shall be acquired by NWTT at the Effective Time. The Acquisition, the issuance by NWTT of shares of preferred stock, par value $0.00001 per share (the "NWTT Preferred Stock") in connection with the Acquisition (the "Share Issuance") and the other transactions contemplated by this Agreement are referred to in this Agreement as the "Transactions." Upon Closing, the Company shall be referred to as "Company" or "Subsidiary."

3. Exchange of Shares. At the time of Closing between the Shareholders and NWTT, the Shareholders (which shall constitute the holders of not less than 100% of the issued and outstanding shares of common stock of the Company) shall exchange 100% of their shares of stock of the Company for 800,000 shares of Series E Preferred Stock in NWTT, different and distinct from the Series A Preferred Stock in NWTT, with attributes as set forth below:

    A. Conversion to Common Stock in NWTT after 6 months at the request of the shareholders.

    B. Each share of Preferred Stock will convert to $1.00 of NWTT Common Stock at the time of conversion under the conversion rights in Section 6 of this agreement.

    C. Escalation consideration:

        a) If Company Gross Revenues for the fiscal year ending December 31. 2008 average $2.5 million or more, Shareholders shall receive a 10% bonus of 80,000 shares of Preferred "E" Stock. The shareholders shall have the right to hold these shares or has the option to receive cash for these shares in the amount of $80,000 from NWTT or an assigned party by NWTT.

        b) If Company Gross Revenues for the fiscal year ending December 31, 2009 average $3.0 million or more, Shareholders shall receive a 10%

bonus of 80,000 shares of Preferred "E" Stock. The shareholders shall have the right to hold these shares or has the option to receive cash for these shares in the amount of $80,000 from NWTT or an assigned party by NWTT.

c) If Company Gross Revenues for 2010 average $3.5 million or more, Shareholders shall receive a 10% bonus of 80,000 shares of Preferred "E" Stock. The shareholders shall have the right to hold these shares or has the option to receive cash for these shares in the amount of $80,000 from NWTT or an assigned party by NWTT. All bonuses shall be issued in stock and can be converted to cash upon shareholders request.

4. Conditions of note. (Exhibit "A") Attached herewith and made a part of this agreement by reference.

A. On the closing date of this agreement the Shareholder shall receive a 10% down payment of 80,000 shares of Preferred "E" Stock. The shareholders shall have the right to hold these shares or has the option to receive cash for these shares in the amount of $80,000 from NWTT or an assigned party by NWTT.

B. On February 28, 2008 NWTT will make monthly investment payments to Teledigit for the expansion of Teledigit ($15,000 per month) until the Closing of this agreement. At which time the board of directors shall decided on a new monthly investment amount for the future expansion of Teledigit. If for some unforeseen reason this agreement is not fully consummated, then all funds given to Teledigit to date shall be written off by NWTT as devolvement funds and Teledigit shall not be held responsible for any repayment of these funds.

C. Starting August 31, 2008 Shareholders shall receive 13,920 shares of Preferred "E" Stock for 60 months. Shares shall be delivered to the Shareholder on the last day of each month. The Shareholders have the right to hold these shares or have an option to receive cash for these shares in the amount of $13,920 from NWTT or an assigned party by NWTT. The shareholder must elect to take the share or the cash at the beginning of each month.

D. Payments shall be made directly to the shareholders as directed by Manuel Vallejos.

E. All payments may be converted into shares of common stock upon the shareholders request at any point during the life of the note.

F. The note shall carry an interest rate of 6 %. All interest shall be paid in stock and under the conditions of 3C.d.

G. Payments may be accelerated by NWTT without penalty.

5. Closing At closing, the Company will become a wholly owned subsidiary of NWTT. As such, the Company shall maintain its own Board of Directors and officers. The Company agrees to allow the appointment of one member of the board of directors by NWTT. At the time of Closing, the Board of Directors of NWTT will accept the appointment of one member by Company to the board of NWTT. NWTT will also accept the appointment of one officer to

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NWTT by the Company. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices 412 S. Beavercreek Rd. Suite 611 Oregon City, OR 97045 as soon as practicable but in no event later than 10:00 a.m., Pacific time, on or before July 31, 2008. At Closing each of the documents shall be delivered to the respective entities. All documents are to be presented at closing by both parties. Board of Directors minutes of each of the signers, stock certificates from and to each of the signers and any other documents pertinent to the Closing.

6. Conversion rights. At the option of the Shareholder, any outstanding shares of Preferred E shall be convertible into common stock, at any time and from time to time, into such number of fully paid and nonassessable shares of the client's Common Stock by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon written conversion request by the shareholders or their assignee's. Each conversion request shall be less than 4.99% of the outstanding issued common stock of the corporation. The Conversion Price shall be the lower of (i) 110% of the average Closing Bid Price of the shares of Common Stock for the three (3) trading days immediately preceding the date of the conversion request or (ii) 70% of the average of the three lowest Closing Bid Prices of the shares of common Stock for the twenty (20) trading days immediately preceding the date of conversion. For purposes of this Agreement, the term "Closing Bid Price" means, for any security as of any date, the closing bid price on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, L.P. ("Bloomberg") or, if applicable, the closing bid price of the Common Stock in the over-the-counter market in the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "OTCBB" by the National Quotation Bureau, Inc. "Trading Day" shall mean any day on which the Corporation's Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

7. Officers - Directors The officers/Directors of the Company (TeleDigit, Inc.) may be James Wheeler CEO, Manuel Vallejos President, Cheryl Vallejos Secretary/Treasurer, and until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified as the case may be. The directors of the Company shall be Daniel Vallejos Director/CTO Voice Technology until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

8. Officers - Directors The officers/Directors of the NW TECH CAPITAL (NWTT) may be James Wheeler CEO/Chairman of the Board, Manuel Vallejos Director, James Wheeler Treasurer/Secretary, and until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified as the case may be. The directors of NWTT shall be determined after the closing date, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

9. Financing of Subsidiary. NWTT hereby warrants that it will secure a funding program to infuse cash into Teledigit for future growth opportunities. These funds will be above and beyond any funds paid to the Company or Shareholders as set forth in Section 4.

10. Representations and Warranties concerning the Company. The Company hereby represents and warrants to NWTT as follows:

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A. Authority. The Company has the corporate power and authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the "Ancillary Documents") to which it is a party, to carry out its obligations hereunder and under any Ancillary Document and to consummate the transactions contemplated hereby and by the Ancillary Documents. All actions, authorizations and consents required by Law for the execution, delivery, and performance by the Company of this Agreement and each Ancillary Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been properly taken or obtained, including without limitation, the approval of this Agreement and the transactions contemplated by it by the Board of Directors of the Company.

B. Execution and Delivery. This Agreement has been, and each Ancillary Document to which the Company is a party will be at the Closing, duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting or relating to creditors' rights generally or by general principles of equity. Further Terms. NWTT with the cooperation of the Company and Shareholders shall provide for the examination and inspection of the books and records of each of the parties as may be requested by either party prior to Closing. Each of the parties shall provide financial statements consisting of a balance sheet and a related statement of income for the period then ended, which fairly present the financial condition of each as of their respective dates and for the periods involved, and such statements shall be prepared in accordance with generally accepted accounting principles consistently applied or upon such other basis as the parties shall mutually agree and for the periods mutually agreed upon among the parties.

11. Indemnification Procedures

A. Notification of Claims. Upon any party (the "Indemnified Party") becoming aware of a fact, condition or event that constitutes a basis for a claim for NWTT Damages, in respect thereof against the other party (the "Indemnifying Party") the Indemnified Party will with reasonable promptness and specificity notify the Indemnifying Party or Parties in writing of such fact, condition or event. The failure to notify the Indemnifying Party or Parties under this Section 11 shall not relieve any Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent that such failure to notify shall have resulted in a waiver of any lawful and valid affirmative defense to any third-party claim or otherwise materially prejudices the Indemnifying Party or Parties in connection with the administration or defense of such third-party claim.

B. Third Party Claims.

a) Upon receipt by the Indemnifying Party or Parties of any notice of claim for indemnification hereunder arising from a third-party claim, the Indemnifying Party or Parties shall assume the administration and defense of such third-party claim with counsel that is reasonably satisfactory to the Indemnified Party and shall proceed with the administration and defense of such third-party claim diligently and in good faith; provided, however, that any Indemnifying Party shall be entitled to assume the administration and defense of such third-

party claim only if it agrees in writing with the Indemnified Party that it is obligated to indemnify the Indemnified Party pursuant to this Article with respect to such third-party claim; and provided, further that no Indemnifying Party shall be entitled to assume the administration and defense of any third- party claim that (A) seeks an injunction or other equitable relief that might materially and adversely affect any Indemnified Party, or (B) involves any criminal action or any claim that could reasonably be expected to result in a criminal action against any Indemnified Party. Each party's counsel in connection with this transaction shall be deemed to be reasonably satisfactory to the other party for purposes of this Section 10. The Indemnified Party shall be fully consulted by the Indemnifying Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim. Any party hereto receiving notice of any proposed settlement of any such third-party claim shall promptly provide a copy of such notice to the other parties hereto. The Indemnifying Party or Parties shall not have the right to settle or compromise any third-party claim for which indemnification is being sought hereunder without the consent of the Indemnified Party unless as a result of such settlement or compromise the Indemnified Party is fully discharged and released from any and all liability with respect to such third-party claim. The Indemnified Party shall make available to the Indemnifying Party or Parties and its counsel all books, records, documents and other information relating to any third-party claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such third-party claim.

b) Notwithstanding any other provision of this Agreement, if the Indemnified Party is not entitled to defend a third-party claim under Section 10 the Indemnified Party shall have the absolute right, at its election (to be exercised in its sole discretion by written notice to the Indemnifying Party or Parties) to assume from the Indemnifying Party or Parties the administration and defense of any such third-party claim against the Indemnified Party with counsel that is reasonably satisfactory to the Indemnifying Party. In such event, the Indemnified Party shall proceed with the administration and defense of such third-party claim(s) diligently and in good faith, and the Indemnifying Party shall be fully consulted by the Indemnified Party or Parties and shall have the right to participate, at its own expense, in the investigation, administration and defense of such third-party claim. The Indemnifying Party or Parties shall be responsible for the costs and expenses of the administration and defense of such claim(s) incurred prior to the Indemnified Party or Parties' assumption of the administration and defense of such claim(s) and shall not be responsible for costs and expenses incurred after such assumption, and the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim(s) at the sole cost and expense of the Indemnifying Party.

12. Unwinding of Agreement. This agreement may be unwound and the respective parties to return to their pre-Agreement state without further consequence or obligation to either party if:

A. Insufficient Funding. NWTT is unable to secure or provide at least $300,000 funding to the Company during a specified period of time as set forth in the budget and capital needs schedule to be determined by the Board of Directors upon the closing of this agreement.

B. Unable to convert. If NWTT is unable to convert shareholders stock into cash each month the shareholders shall hold NWTT in default and shall have the right to unwind this agreement with 30 days written notice. At which time each party shall return to its original status as if this agreement had never been entered into.

C. Change in Company Revenues. Company is unable to maintain its gross revenues at 80% of the represented level of 2007 for a period of 60 months.

D. Adverse Events. NWTT or Company is found to be affected by conditions or events that compromise their respective abilities to fulfill the terms and conditions of the Agreement.

13. Expenses and Liabilities. NWTT, the Company and the Shareholders each agree to pay their own legal, accounting and other costs associated with the proposed transaction other than the audit of Company. NWTT agrees to accept the costs of the audit of Company.

14. Employment contracts Exhibit "B" Attached herewith and made a part of this agreement by reference.

15. Governing Law; Venue; Jurisdiction. The laws of the State of Nevada (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto. This Agreement shall be enforceable in any court of competent jurisdiction. In furtherance of and not in limitation of the foregoing, the parties hereto agree that service of process in any such action or proceeding will be sufficient if sent by certified mail, return receipt requested, to applicable address set forth above, and that such service shall constitute "personal service,".

16. Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law

17. Entire Agreement. This Agreement (including the Exhibits referred to herein and which form a part hereof) and the Ancillary Documents constitute the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof except for a confidentiality agreement by and among the parties hereto, if any.

18. Counterpart Signature. This Letter of Intent may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

SIGNATURE PAGE TO FOLLOW

Agreed to this ___ day of January, 2008

NW TECH CAPITAL

By: ____________
James Wheeler Chairman & CEO

TeleDigit Inc.

By: ____________
Manuel Vallejos, President

By: ____________
Cheryl Vallejos, Secretary/Treasurer

By: ____________
Daniel Vallejos, Director